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                                                                    Exhibit 10.2

                        DEVELOPMENT AND SUPPLY AGREEMENT

This AGREEMENT is made and entered into this 17 day of December, 2002 (the "Effective Date") by and between HOLLISTER-STIER LABORATORIES LLC, having a principal place of business at 3525 North Regal Street, Spokane, Washington, 99207-5788 ("Hollister-Stier") and GlycoGenesys, Inc., having a principal place of business at 31 St. James Avenue, Boston, Massachusetts 02116 ("Client"). Both Hollister-Stier and Client are referred to herein individually as "Party" and collectively as the "Parties."

                                WITNESSETH THAT:

WHEREAS, Hollister-Stier has expertise, personnel, the facility for, and experience in compounding and/or finishing of pharmaceutical products and is willing to provide such services to client companies in the pharmaceutical area and;

WHEREAS, Client has a commercial interest in the manufacture of the Product(s) as hereafter defined and identified from time to time upon mutual agreement by the Parties and requests the services of Hollister-Stier in the manufacturing of such products pursuant to the Product Development Programs identified from time to time upon mutual agreement by the Parties, and Hollister-Stier desires to manufacture such Products on behalf of Client pursuant to such Product Development Programs and in accordance with the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1. As used in this Agreement, the following definitions shall apply:

   1.1 "Act" shall mean the U.S. Food, Drug and Cosmetic Act of 1934, the Public Health Service Act of 1944 and the regulations promulgated thereunder, as the same may be amended from time to time.

   1.2 "Active Pharmaceutical Ingredient" or "API" shall mean the active pharmaceutical ingredient of the Product(s).

   1.3 "Affiliate" shall mean any corporation or non-corporate business entity, which directly or indirectly controls, is controlled by, or is under common control with a Party. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or
           (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

   1.4 "Batch" or "Lot" shall mean, with respect to Product(s), each separate and distinct quantity of Product processed under continuous conditions and designated by a batch or lot number.

   1.5 "cGMP Regulations" means Current Good Manufacturing Practices as defined from time to time under the Act, as codified in 21 CFR Parts 210 and 211 and being currently utilized within the pharmaceutical industry to manufacture the applicable type of Product(s).

   1.6 "Certificate of Analysis" or "COA" shall mean a document certifying a Batch or Lot of Product meets all established and mutually agreed upon Specifications as referenced, signed and dated by a duly authorized representative of the Quality Control or Quality Assurance Department of Hollister-Stier or Client as the case may be.

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   1.7     "Confidential Information" shall mean any nonpublic information of
           Hollister-Stier or Client that will be communicated to the other Party including without limitation, trade secrets, business methods, operating procedures, manufacturing methods and processes, prices, and customer information, whether of a written, oral, visual or electronic nature.

   1.8     "FDA" shall mean the United States Food and Drug Administration.

   1.9 "Intellectual Property" shall mean property that can be protected under federal law, including copyrightable works, ideas, discoveries, and inventions.

   1.10 "Product(s)" shall mean those products as set forth from time to time within the appropriate Product Development Program annexed hereto.

   1.11 "Product Development Program" shall mean a written document or documents as agreed to by the Parties, describing the activities required to develop and manufacture a Product. The Product Development Program will be consolidated within a single attachment in Exhibit A to this Agreement.

   1.12 "Quality Agreement" shall mean a written document, mutually agreed to by the Parties, describing the obligations of the Parties with regards to compliance, quality systems, and testing and release of Product(s). The Quality Agreement will be attached as Exhibit B to this Agreement.

   1.13 "Regulatory Authority" shall mean any federal, state, local, or international regulatory agency, department, bureau, or other governmental agency having jurisdiction over the manufacture, sale, or distribution of Product, including but not limited to the Canadian Health Protection Branch, the European Medicines Evaluation Agency, the U.S. Food and Drug Administration, and "Regulatory Authorities" shall mean collectively all such regulatory authorities.

   1.14 "Specially Regulated Waste" shall mean any Product refuse, remainder, residue, waste water or other discard material, including solid, liquid, semisolid, or contained gaseous material that arises from the manufacture of the Product(s) which may be subject to or require special handling, treatment, storage, or disposal under any federal, state or local laws or regulations.

   1.15 "Specifications" shall mean (1) the performance parameters for which Product, ingredients and packaging components must comply to be considered acceptable and (2) the written record of such Product performance parameters annexed hereto within the applicable Product Development Program attachment. Specifications may be amended from time to time by written agreement of the Parties.

   1.16 "Standard Shift" shall mean, as applied to most Hollister-Stier manufacturing personnel, ten (10) hours/day. Four (4) shifts are normally worked, Monday through Thursday.

   1.17 "Client's Technology Package" shall mean such technical information to be supplied by Client to Hollister-Stier to enable Hollister-Stier to carry out its obligations hereunder. Items which may be included in the Technology Package include, but is not limited to, Client's raw material and manufacturing component specifications, intermediate and product specifications, analytical and microbiological method validation reports, analytical method transfer protocols, filter validation reports, raw material, intermediate and product storage specifications.

   1.18 "Third Party" shall mean any party other than Client or Hollister-Stier and their respective affiliates.

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                                    ARTICLE 2
                               PRODUCT DEVELOPMENT

2. The Parties agree to the following provisions regarding Product Development:

   2.1 Client and Hollister-Stier shall jointly prepare and agree to in writing Product Development Program documents, which will be amended hereto, for each Product, which shall, at a minimum, incorporate the following:

           2.1.1    A Product development schedule;

           2.1.2 the stages in which the Product Development Program is to be carried out (if any) and whether the commencement of each stage is dependent on successful completion of the previous stage;

           2.1.3 identify the facilities, staffing, supplies, and equipment required for the Product Development Program and who (Client or Hollister-Stier) is responsible for providing each of such items;

           2.1.4 identify which Party is responsible for performing the various tasks or stages of the Product Development Program;

           2.1.5    Specifications as defined in Section 1.15;

           2.1.6 a set of objective criteria whereby it can be assessed whether the Product Development Program (and any stages thereof) has achieved its objectives;

           2.1.7 identify all documents (Client's Technology Package) and the timeline for delivery of such documents by Client to Hollister-Stier.

           2.1.8 identify all documents (including regulatory documents) and other deliverables to be provided by Hollister-Stier to Client;

           2.1.9 a good faith estimate of the number of Batches or Lots required to complete the Product Development Program;

           2.1.10   define Product Development Program prices; and

           2.1.11 define Product Development Program payment schedule in accordance with applicable milestones.

   2.2 Hollister-Stier shall provide a written report to Client on the status of Product Development Program(s) within 15 days of the completion of each month during the Product Development Program(s). Such report shall include the following information: variance(s) from plan (timing and budget), status (tasks completed and in progress), and summary analysis of data.

   2.3 Hollister-Stier shall respond in a timely manner to Client's inquiries regarding the status of any Product Development Program.

   2.4 Hollister-Stier and Client may from time to time negotiate in good faith changes to any Product Development Program:

         2.4.1 If such changes require Hollister-Stier to perform additional work or repeat work outside the original scope of the project, and such additional work is not required due to Hollister-Stier's fault or negligence, Hollister-Stier and Client shall negotiate in good faith the price and timing for such additional work.

   2.5 Each Party shall provide the other Party, in a timely fashion, with all relevant information, documentation, and data necessary or appropriate for the Parties' performance hereunder. Except as explicitly otherwise provided in this Agreement, in the event a Party is to review or approve any information, documentation, data, or other

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           materials supplied by the other Party, such review or approval shall be completed within five (5) business days, unless additional time is requested based on a reasonable explanation provided within five (5) business days of the initial request.

   2.6 Each Party shall use its commercially reasonable best efforts to successfully complete the Product Development Program. However, the Parties agree and understand that neither Party hereto guarantees that the project will be successful or conducted in accordance with the project timetable nor warrants nor guarantees that a marketable product will result from the project.

   2.7 Hollister-Stier shall have the right to review those portions of Client's proposed regulatory submissions relating to Hollister-Stier's facilities or procedures before the submissions are filed with Regulatory Authorities. Hollister-Stier shall complete its review of such submissions within ten (10) business days after receipt. Hollister-Stier shall consult with and advise Client in responding to questions from Regulatory Authorities regarding regulatory submissions for the Product(s).

   2.8 Right of Negotiation to Manufacture: Subject to right which may be granted by Client to third parties in connection with collaborative development and marketing arrangements, prior to commencing negotiations with any third party regarding the commercial manufacture of the Product(s), Client shall commence good faith negotiations regarding the same with Hollister-Stier.

                                   ARTICLE 3
                          INTELLECTUAL PROPERTY RIGHTS

3. The Parties agree to the following provisions regarding Intellectual Property
Rights:

   3.1 Ownership: The Parties agree that: (a) Client shall retain all of its ownership rights in and to Client's Intellectual Property, (b) Hollister-Stier shall retain all of its ownership rights in and to Hollister-Stier's Intellectual Property; (c) Client shall own all inventions made or conceived solely by Client; (d) Hollister-Stier shall own any inventions made or conceived solely by Hollister-Stier without utilizing the Confidential Information of GlycoGenesys, and
           (e) Client shall own any inventions made or conceived jointly by the Parties in connection with the performance of this Agreement or by Hollister-Stier utilizing the Confidential Information of GlycoGenesys

   3.2 License Grants: Client hereby grants to Hollister-Stier a nonexclusive, worldwide, royalty-free license during the term of this Agreement to use such Client Intellectual Property rights as are necessary for Hollister-Stier to perform Hollister-Stier's obligations under this Agreement. Hollister-Stier hereby grants to Client a nonexclusive, worldwide, royalty-free, perpetual license to practice any inventions made or conceived solely by Hollister-Stier and incorporated into the manufacturing or packaging processes associated with the Product.

   3.3 Limitation on Use: Except as expressly stated in this Agreement, no Intellectual Property rights of any kind or nature are conveyed by this Agreement and neither Party shall have any right, title or interest in or to the other Party's Intellectual Property rights for any purpose whatsoever without such other Party's prior written consent. Upon termination of this Agreement for whatever reason, neither Party shall use or exploit in any manner whatsoever any Intellectual Property rights or nature belonging solely to the other Party.

                                   ARTICLE 4
                                EQUIPMENT PRICE

4. The Parties agree to the following provisions regarding equipment price:

   4.1 Client shall pay for the price of equipment specifically purchased for the processing of Product(s) including the price for purchasing and installing the equipment, subject to Client's prior approval of such prices, which shall not be unreasonably withheld.

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   4.2     Client shall own equipment paid for by Client pursuant to Section
           4.1. Client shall have the right to file such UCC filings as necessary to establish ownership of such equipment. Hollister-Stier may purchase such equipment at the termination of this Agreement at the fair market value of such equipment at that time as mutually agreed by the Parties.

   4.3 Any price associated with the removal of equipment and to return the facility in serviceable condition shall be borne by Client.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5. The Parties agree to the following representations and warranties:

   5.1     The Parties represent and warrant to the other as follows:

           5.1.1 It has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby and that the terms of this Agreement are not inconsistent with other contractual obligations, expressed or implied, by which it is bound

           5.1.2 It has such permits, licenses, and authorizations of government or regulatory authorities as are necessary to own its respective properties, conduct its business and consummate the transactions contemplated hereby, provided however, that Client shall be solely responsible for obtaining all permits, licenses, and authorizations for Hollister-Stier to process and ship Product(s), except for securing approval of Hollister-Stier's facility as a registered FDA facility, which shall be the responsibility of Hollister-Stier.

           5.1.3 It is not currently under investigation for disbarment action, debarred, suspended, or otherwise excluded by the FDA or other Regulatory Authority from conducting business.

           5.1.4 All laboratory, scientific, technical and/or other data submitted by or on behalf of Client or Hollister-Stier, as the case may be, relating to Product(s) shall, to the best of their knowledge, be true and correct and shall not contain any material falsification, misrepresentation or omission.

   5.2     Hollister-Stier represents and warrants to Client as follows:

           5.2.1 Product(s) shall be processed in compliance with the Quality Agreement and all applicable laws.

           5.2.2 Product(s), as processed and delivered, shall comply with specifications and shall not be adulterated or misbranded within the meaning of the Act or other substantially similar laws and statutes, provided however that the foregoing shall not apply to the extent that any such breach is caused by any materials provided by Client or due to compliance with any specifications or instructions provided by Client.

           5.2.3 The manufacturing facilities for Product(s) shall conform, and will throughout the term of this Agreement, in all respects to applicable laws, regulations, and approvals governing such facility, including, but not limited to, the cGMP's as defined by 21 Code of Federal Regulation Sections 210, 211, et seq., and will be adequate to produce the quantities of Product(s) as detailed in the Product Development Program(s). Hollister-Stier shall implement such requirements as may be necessary to comply with The Control of Substance Hazardous to Health (COSHH) Regulations of 1988, consolidated in 1994, amended in 1996, 1997 and 1998 and further consolidated in 1999 in connection with the performance of its obligations under this Agreement.

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           5.2.4    Neither it nor any person employed by it or to be employed by it to perform the Product Development Program(s) (i) is presently under any obligation which conflicts with their duties contemplated hereunder and agrees not to undertake any project which will conflict with these duties during the conduct of the Product Development Program(s) or (ii) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. Section 312.70 or the European Union equivalent. In the event any of the foregoing occurs, Hollister-Stier shall immediately notify Client.

   5.3     Client represents and warrants to Hollister-Stier as follows:

           5.3.1 Client has the full power and authority to grant the license it grants under this Agreement and neither the granting of such license nor the exercise by Hollister-Stier of the rights granted by Client under such license breaches any obligation to or right of any Third Party.

           5.3.2 Neither the Client's Product technology, nor the use thereof by Hollister-Stier, shall infringe, violate nor misappropriate any patent, copyright, trademark, trade secret or other intellectual property of any Third Party.

           5.3.3 Any excipients, API's or other materials provided by Client to Hollister-Stier shall comply with specifications and shall not be adulterated or misbranded within the meaning of the Act or other substantially similar laws and statutes.

           5.3.4 Client will disclose to Hollister-Stier any information currently known or learned subsequent to the execution of this Agreement regarding toxicity, or other known health or environmental hazards or other safe handling requirements for the API or Product(s) as the case may be.

   5.4 THE WARRANTIES SET FORTH HEREIN ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY EITHER PARTY UNDER THIS AGREEMENT, AND NEITHER PARTY MAKES ANY OTHER WARRANTIES EXPRESS OR IMPLIED OR ARISING BY LAW, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY ARISING FROM THE COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

   5.5 EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT AND IN THE EVENT OF A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR COVER OF ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT INCLUDING WITHOUT LIMITATION THE PRODUCT(S) OR ANY SERVICES PROVIDED IN CONNECTION WITH THE PRODUCT(S) EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT.

                                   ARTICLE 6
                             NONCONFORMING PRODUCT

6. In the event of Client finding the quality of Product(s) is/are not acceptable in terms of Specifications, Client shall have thirty (30) calendar days from the date of its receipt of the Product(s) to notify Hollister-Stier, specifying the respects in which the Product(s) is/are not acceptable. In the event that Hollister-Stier shall dispute any such determination by Client, the Parties shall use their best efforts to resolve the dispute amicably. If the Parties are unable to do so, the matter shall be referred to an independent laboratory or consultant, mutually agreed to by both Parties, who's decision shall be final and binding. The Party against whom the dispute is decided shall pay for any charges for such laboratory or consultant. Hollister-Stier's liability will be limited to replacement of the services provided Client for the lot of product in question.

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                                   ARTICLE 7
                                PRICE - PAYMENT

7. The Parties agree to the following price and payment provisions:

   7.1 The price to be paid by Client for the Product Development Program shall be defined in the Product Development Program Documents as such may be amended to this Agreement from time to time.

   7.2 Hollister-Stier shall submit invoices to Client reflecting the work completed in accordance with the applicable milestones described in the applicable Product Development Program documents. The invoices shall be sent to the following address:

                           GlycoGenesys, Inc,
                           Attention: Accounts Payable
                           31 St. James Avenue
                           Boston, Massachusetts 02116

   7.3 All payments due hereunder to Hollister-Stier shall be sent to Hollister-Stier by wire transfer of funds via the Federal Reserve Wire Transfer System to:

                           Wells Fargo Bank
                           ABA# 121000248
                           Beneficiary: Hollister-Stier Laboratories LLC Account# 4131352601
                           Swift Code WFBIUS4S

   7.4 Client shall pay invoices net thirty (30) calendar days from receipt of the invoice. All amounts not paid when due shall bear interest from the due date at the rate of one and one-half percent (1.5%) per month.

   7.5 All prices for Product shall be on the basis of Product being shipped F.O.B. Hollister-Stier's plant in Spokane, Washington, under "Freight Collect" terms. Shipment of Product(s) shall be arranged by Client, and the price and liability of such shipment borne by Client.

           Hollister-Stier shall make up to one (1) shipment per batch or lot at no additional charge to Client. Any other shipment requested shall be at a fee of Four Hundred Dollars (US $400) per shipment, plus shipping price.

                                   ARTICLE 8
                                CONFIDENTIALITY

8. In carrying out Product Development Program(s) it is recognized by Hollister-Stier and Client that each may have to disclose to the other Confidential Information. Since both Parties wish to assume that Confidential Information is properly protected they hereby agree as follows:

   8.1 Form of Disclosure: Confidential Information may be disclosed in either oral, written or electronic form.

   8.2 Obligations: The receiving Party agrees to hold Confidential Information in strict confidence and to use it only for the purposes under this Agreement. The receiving Party agrees not to disclose the Confidential Information to any Third Party unless prior written authorization has been obtained from the disclosing Party. These obligations shall not apply to:

           8.2.1 Information which, at the time of disclosure, is in the public domain.

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           8.2.2    Information which, after disclosure, becomes part of the
                    public domain by publication or otherwise, except by breach of this Agreement by the receiving Party.

           8.2.3 Information which the receiving Party can demonstrate by its written records was in the receiving Party's possession at the time of the disclosure, and which was not acquired directly or indirectly, from the disclosing Party.

           8.2.4 Information which is lawfully disclosed to the receiving Party on a non-confidential basis by a Third Party who is not obligated to the disclosing Party or any other Third Party to retain such information in confidence.

           8.2.5 Information which results from research and development by the receiving Party independent of such disclosure as shown by competent evidence.

           8.2.6 Information which is required to be disclosed by legal process, but only that portion of Information which is legally required to be disclosed; provided, in each case the Party so required to disclose such Information informs the other Party as promptly as practicable in order to enable the other Party to seek a protective order or other appropriate remedy. The Party required to disclose such Information shall use its best efforts to limit the disclosure and maintain confidentiality to the extent possible. The Party required to disclose such Information shall give the other Party written notice of any Confidential Information disclosed pursuant to this Section 8.2.6.

   8.3 Both Parties covenant and agree that they have and shall maintain an appropriate internal program limiting the internal distribution of Confidential Information to those of its officers, servants, or agents who require said Confidential Information so that either Party may use Confidential Information for the purpose set forth in this Agreement. The Parties may disclose each other's Confidential Information to third-party consultants but only to the extent that they require access to Confidential Information in order to enable each other to carry out the purpose of this Agreement. The Parties covenant and agree that before making any Confidential Information available to said officers, servants, agents, or third-party consultants, they shall inform such parties of the confidential nature of such information and obtain their agreement to be bound by obligations of confidentiality and non-use which are equivalent to or greater than those set forth in this Agreement. The receiving Party agrees to promptly notify the disclosing Party in writing if it becomes aware of a breach of this Article 8 by it or any party to whom it disclosed Confidential Information pursuant to this Section 8.3.

   8.4 The receiving Party hereby acknowledges that disclosure or use of Confidential Information may result in irreparable harm to the disclosing Party. Accordingly, the receiving Party agrees that the disclosing Party shall have the right to seek equitable relief, including without limitation an injunction or temporary restraining order, in the event of any actual or threatened breach of this
           Article 8.

   8.5 Upon the written request of the disclosing Party, Confidential Information in tangible or electronic form received by the receiving Party from the disclosing Party shall, at the disclosing Party's sole option and expenses either be destroyed or immediately returned and the receiving Party shall provide written certification that all copies of Confidential Information have been destroyed or returned; provided, however the receiving Party may maintain a single copy of the Confidential Information and its work product containing Confidential Information solely for the purposes of monitoring or demonstrating its compliance with this Agreement or applicable laws or regulations.

                                   ARTICLE 9
                                INDEMNIFICATION

9. The Parties agree to the following Indemnification clauses:

   9.1 Indemnification by Client: Client shall indemnify, defend and hold Hollister-Stier, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any

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           damages, judgements, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any Third Party claims or suits arising solely out of
           (1) the use, handling, distribution, marketing or sale of the Product(s) except to the extent caused by Hollister-Stier's negligent acts or omissions or willful misconduct in its performance of the Product Development Program(s) or the manufacture or bulk packaging of the Product(s), (2) Client's uncured material breach of any of its warranties or representations hereunder, or (3) Client's grossly negligent acts or omissions or willful misconduct.

   9.2     Indemnification by Hollister-Stier: Except as otherwise provided in
           Section 9.1 above, Hollister-Stier shall indemnify, defend and hold Client, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgements, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any Third Party claims or suits arising solely out of (1) Hollister-Stier's material breach of any of its warranties or representations hereunder or (2) Hollister-Stier's grossly negligent acts or omissions or willful misconduct in its performance of the Product Development Program(s) or the manufacture or bulk packaging of the Intermediate(s) and Product(s).

   9.3     Indemnification Procedures:

           9.3.1 Any Party hereto seeking indemnification hereunder (in this context the "Indemnified Party") shall notify the other Party (in this context the "Indemnifying Party") in writing reasonably promptly after the assertion against the Indemnified Party any claim or suit by a Third Party (a "Third Party Claim") in respect of which the Indemnified Party intends to base a claim for indemnification hereunder.

           9.3.2 (1) The Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty
                    (30) calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense and handling of such Third Party Claim, at the Indemnifying Party's sole expense, in which case the provisions of Section 9.3.2 (2) below shall govern. (2) The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party appraised of the status of the Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel at its own expense.

           9.3.3 (1) If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, of the Indemnifying Party's election to assume the defense or handling of such Third Party Claim, the provisions of Section 9.3.3 (2) below shall govern. (2) The Indemnified Party may, at the Indemnifying Party's expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall keep the Indemnifying Party timely appraised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

           9.3.4 If the Indemnified Party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the Indemnifying Party in writing within three (3) months after its discovery of facts upon which it intends to base its Claim for indemnification hereunder; provided, however, the failure to timely give such notice shall limit the Indemnifying Party's liability for indemnification only to the extent the Indemnifying Party's defense of such matter has been prejudiced.

           9.3.5 Except with regard to fraud or pursuant to Section 8.4, the indemnification remedies in this Article 9, enforced in accordance with Section 9.3, shall constitute the sole and exclusive remedies of the Parties with respect to any matters arising under or relating to this Agreement.

     9.4   Survival of Indemnification Obligations: The provisions of this
           Article 9 shall survive the expiration or termination of this Agreement for a period of five (5) years.

     9.5 Limitation of Liability and Claims: Neither Party shall be liable to the other Party for indirect, special, punitive, or consequential damages of any kind, including without limitation lost profits or loss of good will or otherwise. Neither Party's liability to the other under this Agreement shall exceed Five Million Dollars ($5,000,000).

     9.6 Insurance: Both Client and Hollister-Stier shall obtain and maintain, either itself or through one or more of its affiliates, with reputable carriers, product liability insurance with limits of not less than Five Million Dollars ($5,000,000) per claim/annual aggregate by no later than the scheduled manufacturing date for the first Batch of Product(s) delivered as part of the first Product Development Program(s) conducted under this Agreement. In addition, Hollister-Stier shall maintain commercial general liability insurance including premises and operations coverage of not less than $1,000,000 per occurrence and $2,000,000 per accident and property damages liability insurance of not less than $1,000,000 per occurrence and $1,000,000 per accident. Each Party hereto shall have its insurance carrier(s) furnish the other Party hereto with a certificate that such insurance is in force. In the event of any proposed cancellation, non-renewal, or material adverse change in such coverage, the other Party hereto shall be given at least thirty
           (30) calendar day's advance written notice thereof.

                                   ARTICLE 10
                              TERM AND TERMINATION

10.  The Parties agree to the following Term and Termination clauses:

     10.1 Term: This Agreement shall remain in full force and effect until terminated in accordance with the provisions of this Article.

     10.2 Termination by Mutual Agreement: This Agreement may be terminated, on a Product Development Program by Product Development Program basis or in its entirety, at any time upon mutual written agreement between the Parties.

     10.3 Termination for Default: This Agreement may be terminated by either Party in the event of material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, with respect to such defaults as are capable of being cured, the defaulting Party shall have forty-five (45) calendar days to respond by curing such default. If the breaching Party does not respond or fails to work diligently to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. Termination of this Agreement pursuant to this Section 10.3 shall not affect any other rights or remedies which may be available to the nondefaulting Party.

     10.4  Bankruptcy; Insolvency:

           10.4.1 Either Party may terminate this Agreement upon the occurrence of any of the following with respect to the other
                    Party:

                    10.4.1.1 The entry of a decree or order for the relief by a court having jurisdiction in the premises in respect of such other Party in an Involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive calendar days;

                    10.4.1.2 The filing of such other Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or by any other applicable federal or state insolvency or other similar law, or;

                    10.4.1.3 The failure of such other Party to pay its debts when due.

           10.4.2 Hollister-Stier shall notify Client of its intent to file for protection under the Federal Bankruptcy Code as soon as such a determination is made. Hollister-Stier will segregate all Client-related documents, including, but not limited to, manufacturing and analytical equipment protocols, qualifications, procedures, methods, calibrations reports and/or certificates, Specifications, Manufacturing Procedures, Intermediate and Product analytical data, Hollister-Stier facility documentation in support of Product Development Programs; all Client provided manufacturing and analytical testing equipment, including any equipment purchased by Client for Hollister-Stier in conjunction with Product Development Programs; all unconsumed raw materials provided by Client to Hollister-Stier in conjunction with Product Development Programs; and all Product Batches, including stability samples, that were produced in accordance with Product Development Programs. Hollister-Stier will provide Client complete and total access to these materials at Client's request.

     10.5  Rights and Duties Upon Termination:

           10.5.1 Upon termination of this Agreement, Hollister-Stier shall, promptly as practicable, cease work on Product Development Programs and turn over to Client all results, documentation and information obtained during Product Development Programs (whether in written or electronic form) and all Product Batches, including stability samples, as well as all unconsumed raw materials provided by Client which are then in Hollister-Stier's possession and which are the property of Client in accordance with this Agreement.

           10.5.2 Upon termination of this Agreement, Client shall remain liable for all fees, expenses, and uncancellable obligations incurred hereunder through the date of such termination.

                                   ARTICLE 11
                        FORCE MAJEURE/DISPUTE RESOLUTION

11. The Parties agree to the following Force Majeure/Dispute Resolution clauses:

     11.1 Effect of Force Majeure: Neither Party shall be held liable or responsible for any loss or damages resulting from any failure or delay in its performance due hereunder (other than payment of money) caused by force majeure. As used herein, force majeure shall be deemed to include any condition beyond the reasonable control of the affected Party including, without limitation, war, riot, earthquake, tornado, hurricane, flood or other natural disasters, fire, civil disorder, explosion, accident, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment, compliance with governmental requests, laws, rules, regulations, orders or actions; inability despite best efforts to renew operating permits or licenses from local, state or federal governmental authorities; breakage or failure of machinery or apparatus; national defense requirements; or supplier strike, lockout or injunction. Hollister-Stier shall notify Client of any foreseeable force majeure events, including, but not limited to, shipping interruptions or problems, and inability to procure supplies necessary for Hollister-Stier to perform any of its obligations under this Agreement.

     11.2 Notice of Force Majeure: In the event either Party is delayed or rendered unable to perform due to force majeure, the affected Party shall give notice of the same and its expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice will be suspended during the continuance of the force majeure; provided, however, such Party shall take commercially reasonable steps to remedy or mitigate the force majeure with all reasonable dispatch.

     11.3 Dispute Resolution: The Parties hereto agree to perform the terms of this Agreement in good faith, and to attempt to resolve any controversy, dispute or claim arising hereunder in good faith. Any dispute regarding the validity, construction, interpretation, or performance of this Agreement (other than provisions, hereof relating to any intellectual property rights, or the confidentiality obligations contained in Article 8 hereof) shall be (1) first attempted to be resolved between the CEO/President of each Party and failing that (2) submitted to binding arbitration in Seattle, Washington, U.S.A. to be conducted in accordance with the Arbitration Rules of the American Arbitration Association ("AAA"); provided, however, that nothing in this Section 11.3 shall be construed to preclude either Party from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. Any arbitration hereunder shall be submitted to an arbitration tribunal made up of three (3) members, one of whom shall be selected by Client, one of whom shall be selected by Hollister-Stier, and one of whom shall be selected by the other two arbitrators. All arbitration proceedings shall be conducted in English. The order or award of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The prevailing Party in any legal or arbitration action brought by one Party against the other Party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court cost and reasonable attorney's fees. The Parties shall have the right of limited prehearing discovery, including:

           11.3.1   exchange of witness lists;

           11.3.2 exchange of documentary evidence and reasonably related documents;

           11.3.3   written interrogations; and

           11.3.4 subject to reasonable discretion of the arbitrators and upon good cause shown dispositions under oath of any witnesses who are to be called to testify at the arbitration hearing.

     11.4 As soon as the discovery is concluded, the arbitrators shall hold a hearing in accordance with the aforesaid AAA rules.

                                   ARTICLE 12
                                    NOTICES

12. All notices provided herein shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, or hand-delivered to an authorized representative of the Party to whom notice is directed, or sent by facsimile, or express service courier, charges prepaid, to the address of the other Party designated below:

                                     Client

                               GlycoGenesys, Inc.
                               31 St. James Avenue
                                Boston, MA 02116
                             Attention: Mark Staples
                               FAX: (617) 422-0675

                                 Hollister-Stier

                        Hollister-Stier Laboratories LLC
                             3525 North Regal Street
                                Spokane, WA 99207
                         Attention: Anthony D. Bonanzino
                               FAX: (509) 482-3543

     The addresses and persons provided above may be changed by either Party by providing the other Party with written notice of such change.

                                   ARTICLE 13
                                 MISCELLANEOUS

13.  The Parties agree to the following Miscellaneous clauses:

     13.1 Entire Agreement: This Agreement, attachments and exhibits contain the entire understanding between the Parties with respect to the subject matter hereof, and may be modified, only by a written instrument duly executed by each Party's authorized representative.

     13.2 Independent Contractor: Nothing herein shall create any equity association, partnership, joint venture, or ownership relation of principal and agent between the parties hereto, it being understood that Client is purchasing Hollister-Stier services as an independent company, and neither Party shall have the authority to bind the other party or the other's representatives in any way.

     13.3 Publicity: Except as explicitly set forth below in Section 13.4, any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other party prior to release for written approval, which approval shall not be unreasonably withheld or delayed by such other Party.

     13.4 Use of Party's Name: Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of the Agreement. To the extent required by applicable law, the Parties shall be permitted to use the other Party's name and disclose the existence and terms of this Agreement in connection with required public regulatory fillings, public securities filings and private placement memoranda and documentation, using reasonable commercial efforts to protect the confidentiality of the terms of this Agreement.

     13.5 Severability: Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction other this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties' overall intentions in this transaction.

     13.6 Assignment; Subcontractors: This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement

           13.6.1 in connection with the transfer or sale of all or substantially all of the assets or voting securities of such Party or the line of business of which this Agreement forms a part,

           13.6.2 in the event of a merger or consolidation of a Party hereto with another company or to any Affiliate of the assigning Party fully capable of performing hereunder.

           Any purported assignment in violation of the proceeding shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

     13.7 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, irrespective of any conflicts of law rule which may direct or refer such determination of applicable law to any other state; and if this Agreement were performed wholly within the state of Washington.

     13.8 Headings: Paragraph headings and captions used herein are for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

     13.9 Continuing Obligations: Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.

     13.10 Waiver: Neither Party's waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit or waive such Party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

     13.11 Construction: This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party's being the drafter hereof or thereof.

     13.12 Exhibits, Schedules and Attachments: Any and all exhibits, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

     13.13 Specially Regulated Waste: The prices associated with the removal of Specially Regulated Waste shall be borne by Client. Client will be notified of the determination of Specially Regulated Waste and advised of the price for destruction of said waste.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

FOR: HOLLISTER-STIER LABORATORIES LLC           FOR: GLYCOGENESYS, INC.



/s/ Anthony Bonanzino                           /s/ Mark Staples
------------------------------                  --------------------------------
Signature                                       Signature



Anthony D. Bonanzino, Ph. D.                    Mark A. Staples, MBA, Ph.D.
------------------------------                  --------------------------------
Printed Name                                    Printed Name



President and CEO                               VP Development and Manufacturing
------------------------------                  --------------------------------
Title                                           Title


January 16, 2003                                January 16, 2003
------------------------------                  --------------------------------
Date Signed                                     Date Signed

                                   Exhibit A

                                  Attachment 1
                                    GCS-100

                          Product Development Program

                                   EXHIBIT B

                           Quality Systems Agreement

                                      B-1